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                                                                      EXHIBIT 11

              ELECTRONIC TELE-COMMUNICATIONS, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
      THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995

                                                 THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                    SEPTEMBER 30                          SEPTEMBER 30
                                                 1996          1995                   1996           1995
                                             ---------------------------           --------------------------
Weighted average common
 shares outstanding:
  Class A common                               2,003,949       2,003,949
  Class B common                                 500,000         500,000

Net effect of dilutive stock options -
 based on the treasury stock method
 using averaged market price:
  Class A common                                      --              --
                                             ---------------------------
Total shares: *
 Class A common                                2,003,949       2,003,949              2,003,949     2,003,949
                                             ===========================           ==========================
 Class B common                                  500,000         500,000                500,000       500,000

Net earnings (loss)                          $   107,590     $  (262,950)          $   (181,669)  $  (352,722)
                                             ===========================           ==========================
Less dividends paid:
 Class A common                                  120,237         120,237                240,474       240,474
 Class B common                                   20,000          20,000                 20,000        20,000
                                             ---------------------------           --------------------------
Undistributed earnings (loss)                $   (32,647)    $  (403,187)          $   (442,143)  $  (613,196)
                                             ===========================           ==========================
Allocation of undistributed
 earnings (loss):
  Class A common                             $   (26,128)    $  (322,677)          $   (353,854)  $  (490,750)
  Class B common                                  (6,519)        (80,510)               (88,289)     (122,446)


Calculation of earnings (loss) per share:

Class A common:
 Dividends paid                              $      0.06     $     $0.06           $       0.12   $      0.12
 Allocation of undistributed
  earnings (loss)                                  (0.01)          (0.16)                 (0.18)        (0.24)
                                             ---------------------------           --------------------------
 Earnings (loss) per Class A common share    $      0.05     $     (0.10)          $      (0.06)  $     (0.12)
                                             ===========================           ==========================

Class B common:
 Dividends paid                              $      0.04     $      0.04           $       0.04   $      0.04
 Allocation of undistributed
  earnings (loss)                                  (0.01)          (0.16)                 (0.18)        (0.24)
                                             ---------------------------           --------------------------
 Earnings (loss) per Class B common share    $      0.03     $     (0.12)          $      (0.14)  $     (0.20)
                                             ===========================           ==========================

* Total shares of Class A common and Class B common for the Nine Months Ended September 30, 1996 and 1995, are calculated as the weighted average of the quarters included.

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